Exhibit 99.1

Insperity Announces Second Quarter Results
HOUSTON – Aug. 3, 2020 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today reported results for the second quarter ended Jun. 30, 2020:
•Q2 net income and diluted EPS up 82% and 93% to $52 million and $1.33, respectively
•Q2 adjusted EPS up 86% to $1.54
•Q2 adjusted EBITDA up 62% to $92 million
•YTD net income and diluted EPS up 9% and 15% to $114 million and $2.91, respectively
•YTD adjusted EBITDA and adjusted EPS up 22% and 15% to $193 million and $3.24, respectively
Second Quarter Results
For the second quarter 2020, net income and diluted earnings per share (“EPS”) of $52 million and $1.33 represented increases of 82% and 93%, respectively, compared to the second quarter of 2019. Adjusted EPS was $1.54, an 86% increase from the second quarter of 2019. Adjusted EBITDA was $92.0 million, a 62% increase from the second quarter of 2019.
The average number of worksite employees (“WSEEs”) paid per month decreased by 1.8%, due primarily to layoffs in the client base associated with the COVID-19 pandemic. The average number of paid worksite employees of 227,894 in the second quarter of 2020 was near the high end of our expected range as worksite employees paid from new client sales were approximately 20% above forecast, client retention remained near our second quarter historical level of 99% and the level of worksite employees laid off, returning to work and general hiring were all favorable.
Revenues of $993.4 million decreased 5% from the second quarter of 2019 due to the combination of the decline in paid worksite employees, payroll tax deferrals and credits associated with the CARES and Families First Acts totaling $45 million and comprehensive service fee credits provided to our clients totaling approximately $12 million.
“We are pleased with our overall Q2 results and the resiliency of our business in the face of the COVID-19 disruption. Insperity employees performed admirably, demonstrating the value of an agile and sophisticated HR function and helping our best of class small and medium sized client base navigate these unusual challenges,” said Paul J. Sarvadi, Insperity chief executive officer and chairman. “We believe the value clients received from our services throughout this period will drive increased demand for premium HR services in the years ahead.”
Gross profit increased by 27% over the second quarter of 2019 to $220.2 million. The year over year comparison was substantially impacted by favorable benefits and workers compensation cost trends. Lower than expected benefit costs were primarily associated with lower healthcare utilization including the deferral of elective procedures, some of which is expected to be offset in subsequent quarters with the resumption of deferred care and future COVID-19 costs. Lower workers’ compensation costs were primarily attributable to the effective management of claims incurred in prior periods and largely unrelated to the pandemic. The payroll tax deferrals and credits associated with the CARES and Families First Acts had no impact on gross profit, while the comprehensive service fee credits provided to our clients reduced gross profit by approximately $12 million.
Operating expenses increased 9% over the second quarter of 2019. Corporate employee headcount, excluding sales, remained level over the first half of this year, while the HR demands on our staff have increased with the pandemic, its impact on the economy, and a myriad of HR-related issues including diversity, equity and inclusion. Second quarter compensation costs included an acceleration in the timing of a portion of annual incentive compensation to reward our employees during this period of increased service demands and included continued investments in future growth, with a 15% increase in the average number of trained Business Performance Advisors. These expenditures were partially offset by savings in other areas, including lower travel, training and business promotion costs.

Year-to-Date Results
For the six months ended June 30, 2020, net income increased 9% over the first six months of 2019 to $113.9 million, and diluted EPS increased 15% to $2.91. Adjusted EPS increased 15% over the first six months of 2019 to $3.24. Adjusted EBITDA increased 22% over the first six months of 2019 to $193.2 million.
Revenues for the first six months of 2020 increased 1% to $2.2 billion, on a 2% increase in the average number of WSEEs paid per month over the 2019 period. Gross profit for the first six months of 2020 increased 13% to $454.3 million. Operating expenses increased 7% to $296.1 million over the 2019 period.
Net income per WSEE per month increased 8% from $76 in the 2019 period to $82 in the 2020 period. Adjusted EBITDA per WSEE per month increased 20% from $115 in the 2019 period to $138 in the 2020 period.
Cash outlays in the first six months of 2020 included the repurchase of approximately 879,000 shares of stock at a cost of $61.2 million, dividends totaling $31.1 million and capital expenditures of $39 million.
“Our strong financial position and liquidity continued to improve over the first half of 2020 in the face of the challenges and dynamics surrounding the pandemic,” said Douglas S. Sharp, Insperity senior vice president of finance, chief financial officer and treasurer. “We ended the quarter with $269 million of adjusted cash and $130 million available under our $500 million credit facility, while continuing to invest in our business for the long-term.”

2020 Guidance
The company also announced its updated guidance for 2020, including the third quarter of 2020. Please refer to the accompanying financial tables at the end of this press release for the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures.

	Q3 2020			Full Year 2020

Average WSEEs paid (a)	227,500	—	230,000	228,500	—	233,200
Year-over-year decrease	(5.6)%	—	(4.5)%	(3.0)%	—	(1.0)%

Adjusted EPS (b)	$0.37	—	$0.54	$3.67	—	$4.04
Year-over-year decrease	(51)%	—	(28)%	(12)%	—	(3)%

Adjusted EBITDA (in millions) (b)	$29	—	$38	$235	—	$255
Year-over-year increase (decrease)	(43)%	—	(26)%	(6)%	—	2%
____________________________________
(a)Q3 2020 guidance for average WSEEs paid represents flat to 1% sequential growth compared to the second quarter of 2020.
(b)Q3 2020 guidance for Adjusted EPS and Adjusted EBITDA reflects an expected shift in the timing of health care utilization during the pandemic from Q2 2020 into the latter half of 2020. This shift is primarily the result of the deferral of non-essential procedures, including costs associated with participants with chronic conditions that missed treatments. As a result, the 2020 quarterly earnings pattern varies significantly from 2019.
Definition of Key Metrics
Average WSEEs paid - Determined by calculating the company’s cumulative worksite employees paid during the period divided by the number of months in the period.
Adjusted EPS - Represents diluted net income per share computed in accordance with GAAP, excluding the impact of non-cash stock-based compensation.
Adjusted EBITDA - Represents net income computed in accordance with GAAP, plus interest expense, income taxes, depreciation and amortization expense and non-cash stock-based compensation.
Insperity will be hosting a conference call today at 5 p.m. ET to discuss these results, provide guidance for the third quarter and an update to the full year guidance, and answer questions from investment analysts. To listen in, call

877-651-0053 and use conference i.d. number 3865667. The call will also be webcast at http://ir.insperity.com. The conference call script will be available at the same website later today. A replay of the conference call will be available at 855-859-2056, conference i.d. 3865667. The webcast will be archived for one year.
About Insperity
Insperity®, a trusted advisor to America’s best businesses for more than 34 years, provides an array of human resources and business solutions designed to help improve business performance. Offering the most comprehensive suite of products and services available in the marketplace, Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Traditional Payroll and Human Capital Management, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Retirement Services and Insurance Services. With 2019 revenues of $4.3 billion, Insperity supports more than 100,000 businesses with over 2 million employees nationwide. For more information, visit http://www.insperity.com.
Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses, benefits and workers’ compensation costs, or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are:
• adverse economic conditions;
• impact of the COVID-19 pandemic, or other future pandemics, including the scope, severity and duration of the pandemic; government responses; regulatory developments; and the related disruptions and economic impact to our business and the small and medium-sized businesses that we serve;
• regulatory and tax developments and possible adverse application of various federal, state and local regulations;
• the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts;
• cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients;
• vulnerability to regional economic factors because of our geographic market concentration;
• increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims;
• failure to manage growth of our operations and the effectiveness of our sales and marketing efforts;
• the impact of the competitive environment and other developments in the human resources services industry, including the PEO industry, on our growth and/or profitability;
• our liability for worksite employee payroll, payroll taxes and benefits costs;

• our liability for disclosure of sensitive or private information;
• our ability to integrate or realize expected returns on our acquisitions;
• failure of our information technology systems;
• an adverse final judgment or settlement of claims against Insperity; and
• disruptions to our business resulting from the actions of certain stockholders.
These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.
Any forward-looking statements are made only as of the date hereof and, unless otherwise required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY FINANCIAL INFORMATION
Insperity, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	June 30, 2020	December 31, 2019

Assets
Cash and cash equivalents	$459,399	$367,342
Restricted cash	45,216	49,295
Marketable securities	31,952	34,728
Accounts receivable, net	473,935	465,779
Prepaid insurance	23,494	10,418
Other current assets	34,651	43,493
Income taxes receivable	—	3,691
Total current assets	1,068,647	974,746
Property and equipment, net	177,762	147,706
Right of use leased assets	57,421	56,886
Prepaid health insurance	9,000	9,000
Deposits	186,044	184,013
Goodwill and other intangible assets, net	12,708	12,714
Deferred income taxes, net	—	3,956
Other assets	6,151	5,975
Total assets	$1,517,733	$1,394,996

Liabilities and stockholders' equity
Accounts payable	$2,885	$4,565
Payroll taxes and other payroll deductions payable	219,492	277,248
Accrued worksite employee payroll cost	409,068	401,859
Accrued health insurance costs	29,714	21,180
Accrued workers’ compensation costs	48,618	52,868
Accrued corporate payroll and commissions	41,507	52,612
Other accrued liabilities	60,742	58,713
Income taxes payable	28,537	—
Total current liabilities	840,563	869,045
Accrued workers’ compensation cost, net of current	197,501	193,609
Long-term debt	369,400	269,400
Operating lease liabilities, net of current	60,815	58,863
Deferred income taxes, net	712	—
Other accrued liabilities, net of current	4,104	—
Total noncurrent liabilities	632,532	521,872
Stockholders’ equity:
Common stock	555	555
Additional paid-in capital	54,783	48,141
Treasury stock, at cost	(592,313)	(544,102)
Retained earnings	581,613	499,485
Total stockholders’ equity	44,638	4,079
Total liabilities and stockholders’ equity	$1,517,733	$1,394,996

SUMMARY FINANCIAL INFORMATION
Insperity, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Operating results:
Revenues(1)	$993,366	$1,043,316	(4.8)%	$2,222,849	$2,196,326	1.2%
Payroll taxes, benefits and workers’ compensation costs	773,117	869,581	(11.1)%	1,768,578	1,795,874	(1.5)%
Gross profit	220,249	173,735	26.8%	454,271	400,452	13.4%
Salaries, wages and payroll taxes	90,710	74,696	21.4%	177,211	158,076	12.1%
Stock-based compensation	10,694	8,256	29.5%	17,246	14,296	20.6%
Commissions	7,475	7,741	(3.4)%	15,935	14,693	8.5%
Advertising	5,720	7,548	(24.2)%	10,553	12,579	(16.1)%
General and administrative expenses	24,755	29,866	(17.1)%	59,608	63,028	(5.4)%
Depreciation and amortization	7,908	6,908	14.5%	15,510	13,599	14.1%
Total operating expenses	147,262	135,015	9.1%	296,063	276,271	7.2%
Operating income	72,987	38,720	88.5%	158,208	124,181	27.4%
Other income (expense):
Interest income	369	2,802	(86.8)%	2,248	6,047	(62.8)%
Interest expense	(2,219)	(1,639)	35.4%	(4,581)	(3,320)	38.0%
Income before income tax expense	71,137	39,883	78.4%	155,875	126,908	22.8%
Income tax expense	19,286	11,327	70.3%	41,932	22,063	90.1%
Net income	$51,851	$28,556	81.6%	$113,943	$104,845	8.7%
Less distributed and undistributed earnings allocated to participating securities	(276)	(309)	(10.7)%	(724)	(1,183)	(38.8)%
Net income allocated to common shares	$51,575	$28,247	82.6%	$113,219	$103,662	9.2%

Net income per share of common stock
Basic	$1.34	$0.69	94.2%	$2.93	$2.55	14.9%
Diluted	$1.33	$0.69	92.8%	$2.91	$2.54	14.6%
 ____________________________________
(1)Revenues are comprised of gross billings less WSEE payroll costs as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019

Gross billings	$6,355,683	$6,377,014	$13,792,437	$13,248,684
Less: WSEE payroll cost	5,362,317	5,333,698	11,569,588	11,052,358
Revenues	$993,366	$1,043,316	$2,222,849	$2,196,326

SUMMARY FINANCIAL INFORMATION
Insperity, Inc.
KEY FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change

Average WSEEs paid	227,894	232,010	(1.8)%	232,954	228,768	1.8%
Statistical data (per WSEE per month):
Revenues(1)	$1,453	$1,499	(3.1)%	$1,590	$1,600	(0.6)%
Gross profit	322	250	28.8%	325	292	11.3%
Operating expenses	215	194	10.8%	212	201	5.5%
Operating income	107	56	91.1%	113	90	25.6%
Net income	76	41	85.4%	82	76	7.9%
____________________________________
(1)Revenues per WSEE per month are comprised of gross billings per WSEE per month less WSEE payroll costs per WSEE per month follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(per WSEE per month)	2020	2019	2020	2019
Gross billings	$9,296	$9,162	$9,868	$9,652
Less: WSEE payroll cost	7,843	7,663	8,278	8,052
Revenues	$1,453	$1,499	$1,590	$1,600

NON-GAAP FINANCIAL MEASURES
Insperity, Inc.
Non-GAAP Financial Measures
(Unaudited)

Non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used to their most directly comparable GAAP financial measures as provided in the tables below.

Non-GAAP Measure	Definition	Benefit of Non-GAAP Measure
Non-bonus payroll cost
Non-bonus payroll cost is a non-GAAP financial measure that excludes the impact of bonus payrolls paid to our WSEEs.

Bonus payroll cost varies from period to period, but has no direct impact to our ultimate workers’ compensation costs under the current program.

Our management refers to non-bonus payroll cost in analyzing, reporting and forecasting our workers’ compensation costs.

We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency related to the costs incurred under our current workers’ compensation program.

Adjusted cash, cash equivalents and marketable securities	Excludes funds associated with: • federal and state income tax withholdings, • employment taxes, • other payroll deductions, and • client prepayments.
We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations, against prior periods, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because they allow investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. Adjusted EBITDA is used by our lenders to assess our leverage and ability to make interest payments.

EBITDA	Represents net income computed in accordance with GAAP, plus: • interest expense, • income tax expense, and • depreciation and amortization expense.

Adjusted EBITDA	Represents EBITDA plus: • non-cash stock-based compensation.

Adjusted Net Income	Represents net income computed in accordance with GAAP, excluding: • non-cash stock-based compensation.

Adjusted EPS	Represents diluted net income per share computed in accordance with GAAP, excluding: • non-cash stock-based compensation.

Following is a reconciliation of payroll cost (GAAP) to non-bonus payroll costs (non-GAAP):

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands, except per WSEE per month)	2020		2019		2020		2019
	$	WSEE	$	WSEE	$	WSEE	$	WSEE

Payroll cost	$5,362,317	$7,843	$5,333,698	$7,663	$11,569,588	$8,278	$11,052,358	$8,052
Less: Bonus payroll cost	453,121	662	451,828	649	1,504,089	1,076	1,442,406	1,051
Non-bonus payroll cost	$4,909,196	$7,181	$4,881,870	$7,014	$10,065,499	$7,202	$9,609,952	$7,001
% Change period over period	0.6%	2.4%	14.7%	0.8%	4.7%	2.9%	15.3%	0.7%

NON-GAAP FINANCIAL MEASURES
Following is a reconciliation of cash, cash equivalents and marketable securities (GAAP) to adjusted cash, cash equivalents and marketable securities (non-GAAP):

(in thousands)	June 30, 2020	December 31, 2019

Cash, cash equivalents and marketable securities	$491,351	$402,070
Less:
Amounts payable for withheld federal and state income taxes, employment taxes and other payroll deductions	190,909	234,553
Client prepayments	31,470	59,612
Adjusted cash, cash equivalents and marketable securities	$268,972	$107,905

Following is a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP):

(in thousands, except per WSEE per month)	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	$	WSEE	$	WSEE	$	WSEE	$	WSEE

Net income	$51,851	$76	$28,556	$41	$113,943	$82	$104,845	$76
Income tax expense	19,286	28	11,327	16	41,932	30	22,063	16
Interest expense	2,219	3	1,639	2	4,581	3	3,320	2
Depreciation and amortization	7,908	12	6,908	11	15,510	11	13,599	11
EBITDA	81,264	119	48,430	70	175,966	126	143,827	105
Stock-based compensation	10,694	16	8,256	11	17,246	12	14,296	10
Adjusted EBITDA	$91,958	$135	$56,686	$81	$193,212	$138	$158,123	$115
% Change period over period	62.2%	66.7%	21.6%	6.6%	22.2%	20.0%	21.2%	5.5%

Following is a reconciliation of net income (GAAP) to adjusted net income (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019

Net income	$51,851	$28,556	$113,943	$104,845
Non-GAAP adjustments:
Stock-based compensation	10,694	8,256	17,246	14,296
Total non-GAAP adjustments	10,694	8,256	17,246	14,296
Tax effect	(2,899)	(2,345)	(4,650)	(3,090)
Adjusted net income	$59,646	$34,467	$126,539	$116,051
% Change period over period	73.1%	20.2%	9.0%	31.5%

NON-GAAP FINANCIAL MEASURES
Following is a reconciliation of diluted EPS (GAAP) to adjusted EPS (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Diluted EPS	$1.33	$0.69	$2.91	$2.54
Non-GAAP adjustments:
Stock-based compensation	0.27	0.20	0.44	0.35
Total non-GAAP adjustments	0.27	0.20	0.44	0.35
Tax effect	(0.06)	(0.06)	(0.11)	(0.08)
Adjusted EPS	$1.54	$0.83	$3.24	$2.81
% Change period over period	85.5%	22.1%	15.3%	34.4%

Following is a reconciliation of GAAP to non-GAAP financial measures for third quarter and full year 2020 guidance:

(in millions, except per share amounts)	Q3 2020 Guidance	Full Year 2020 Guidance

Net income	$8 - $15	$120 - $134
Income tax expense	3 - 5	44 - 50
Interest expense	2	8
Depreciation and amortization	8	31
EBITDA	21 - 30	203 - 223
Stock-based compensation	8	32
Adjusted EBITDA	$29 - $38	$235 - $255

Diluted net income per share of common stock	$0.21 - $0.38	$3.07 - $3.44
Non-GAAP adjustments:
Stock-based compensation	0.22	0.82
Total non-GAAP adjustments	0.22	0.82
Tax effect	(0.06)	(0.22)
Adjusted EPS	$0.37 - $0.54	$3.67 - $4.04
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